Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 24, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2012.

The Company’s revenues were $48,559,000 for the fourth quarter of 2012 compared with $61,619,000 for the fourth quarter of 2011.  Gaming revenue decreased 21.4% compared to the fourth quarter of last year as a result of increased competition in the region compounded by the impact of hurricane Sandy.

Other operating revenues declined to $5,310,000 from $6,600,000 due primarily to lower food and beverage revenue related to catering services for the NASCAR weekend in Dover which was held in the third quarter of this year compared to the fourth quarter of last year.  The lower casino volume and the hurricane also impacted these revenues.  Occupancy levels in the Dover Downs Hotel were approximately 81% for the fourth quarter of 2012 compared with approximately 87% for the fourth quarter of 2011.

Net loss was ($528,000), or ($.02) per diluted share, compared with net earnings of $2,120,000, or $.07 per diluted share for the fourth quarter of 2011.

Net earnings for the year were $4,807,000, or $.15 per diluted share compared with $5,359,000 or $.17 per diluted share for 2011.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Gaming expansion in Maryland and Pennsylvania continues to depress gaming revenues in Delaware and we are keeping the Lottery Office and the Administration informed as to the impacts on our business and our ability to maintain current employment levels.  We are encouraging a review of the gaming tax structure during the current legislative session.”

“At the same time, we continue to collaborate on a roll out of the nation’s most comprehensive internet gaming program — estimated to commence in the third quarter of 2013.  We remain confident that Delaware’s internet casino offerings will be among the first to come online and set the standard for other states.  Our goal remains to stay one step ahead of the competition and to continue offering our patrons the region’s finest amenities and richest gaming experiences.”

Given the competitive environment and recent financial results, the Company’s Board of Directors has suspended the quarterly dividend.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Gaming (1)	$43,249	$55,019	$203,055	$217,415
Other operating (2)	5,310	6,600	22,857	22,527
	48,559	61,619	225,912	239,942
Expenses:
Gaming	41,000	48,468	182,951	193,392
Other operating	4,009	4,785	16,359	16,510
General and administrative	1,506	1,434	6,034	6,288
Depreciation	2,528	2,797	10,297	11,665
	49,043	57,484	215,641	227,855

Operating (loss) earnings	(484)	4,135	10,271	12,087

Loss on extinguishment of debt	—	—	—	45
Interest expense	388	625	1,805	2,872

(Loss) earnings before income taxes	(872)	3,510	8,466	9,170

Income taxes	(344)	1,390	3,659	3,811

Net (loss) earnings	$(528)	$2,120	$4,807	$5,359

Net (loss) earnings per common share:
- Basic	$(0.02)	$0.07	$0.15	$0.17
- Diluted	$(0.02)	$0.07	$0.15	$0.17

Weighted average shares outstanding:
- Basic	31,745	31,646	31,745	31,645
- Diluted	31,745	31,646	31,745	31,645

(1)    Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)    Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash	$14,993	$18,634
Accounts receivable	4,093	3,982
Due from State of Delaware	9,708	9,440
Inventories	1,921	1,860
Prepaid expenses and other	3,207	3,659
Income taxes receivable	155	—
Deferred income taxes	1,284	1,317
Total current assets	35,361	38,892

Property and equipment, net	168,963	176,415
Other assets	938	877
Total assets	$205,262	$216,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,785	$4,035
Purses due horsemen	9,833	9,004
Accrued liabilities	10,361	11,912
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	—	444
Deferred revenue	346	254
Total current liabilities	24,325	25,660

Revolving line of credit	58,500	69,000
Liability for pension benefits	6,983	5,570
Other liabilities	—	147
Deferred income taxes	1,994	3,301
Total liabilities	91,802	103,678

Stockholders’ equity:
Common stock	1,590	1,576
Class A common stock	1,660	1,660
Additional paid-in capital	4,136	3,464
Retained earnings	109,322	108,090
Accumulated other comprehensive loss	(3,248)	(2,284)
Total stockholders’ equity	113,460	112,506
Total liabilities and stockholders’ equity	$205,262	$216,184

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2012	2011

Operating activities:
Net earnings	$4,807	$5,359
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	10,297	11,665
Amortization of credit facility origination fees	101	90
Stock-based compensation	793	905
Deferred income taxes	(318)	(389)
Loss on extinguishment of debt	—	45
Changes in assets and liabilities:
Accounts receivable	(111)	(884)
Due from State of Delaware	(268)	389
Inventories	(61)	129
Prepaid expenses and other	310	(995)
Income taxes receivable/payable	(928)	869
Accounts payable	(470)	604
Purses due horsemen	829	(825)
Accrued liabilities	(1,571)	(374)
Payable to Dover Motorsports, Inc.	(11)	29
Deferred revenue	92	(53)
Other liabilities	(325)	(913)
Net cash provided by operating activities	13,166	15,651

Investing activities:
Capital expenditures	(2,625)	(1,853)
Proceeds from sale of available-for-sale securities	—	214
Purchase of available-for-sale securities	—	(291)
Net cash used in investing activities	(2,625)	(1,930)

Financing activities:
Borrowings from revolving line of credit	19,620	180,683
Repayments of revolving line of credit	(30,120)	(190,283)
Dividends paid	(3,575)	(3,888)
Repurchase of common stock	(107)	(150)
Credit facility fees	—	(268)
Net cash used in financing activities	(14,182)	(13,906)

Net decrease in cash	(3,641)	(185)
Cash, beginning of period	18,634	18,819
Cash, end of period	$14,993	$18,634